CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Post-Effective Amendment No. 175 to the registration statement of Putnam Investment Funds on Form N-1A (File No.811-07237) (“Registration Statement”) of our report dated November 7, 2016, relating to the financial statements and financial highlights of Putnam International Growth Fund, which appear in such Registration Statement. We also consent to the references to us under the headings Financial highlights and Independent Registered Public Accounting Firm and Financial Statements in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Boston, Massachusetts
January 24, 2017